Exhibit 10.44

$750,000,000

364-DAY CREDIT AGREEMENT

dated as of October 31, 2003

among

EXELON CORPORATION,

COMMONWEALTH EDISON COMPANY,

PECO ENERGY COMPANY

and

EXELON GENERATION COMPANY, LLC

as Borrowers

VARIOUS FINANCIAL INSTITUTIONS

as Lenders

BANK ONE, NA

as Administrative Agent

CITIBANK, N.A.,

WACHOVIA BANK, NATIONAL ASSOCIATION

and

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

as Co-Documentation Agents

and

BARCLAYS BANK PLC

as Syndication Agent

BANC ONE CAPITAL MARKETS, INC.

and

BARCLAYS CAPITAL

Co-Lead Arrangers

i

ii

Schedule I	Pricing Schedule
Schedule II	Commitments

Exhibit A	Form of Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of Opinion of Special Counsel for Exelon and PECO
Exhibit D-2	Form of Opinion of Special Counsel for ComEd
Exhibit E	Form of Annual and Quarterly Compliance Certificate

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364-DAY CREDIT AGREEMENT

dated as of October 31, 2003

EXELON CORPORATION, COMMONWEALTH EDISON COMPANY, PECO ENERGY COMPANY, EXELON GENERATION COMPANY, LLC, the banks listed on the signature pages hereof, BANK ONE, NA, as Administrative Agent, CITIBANK, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION and DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Co-Documentation Agents, and BARCLAYS BANK PLC, as Syndication Agent, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, each of the following terms shall have the meaning set forth below (each such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Adjusted Funds From Operations” means, for any Borrower for any period, such Borrower’s Net Cash Flows From Operating Activities for such period minus such Borrower’s Transitional Funding Instrument Revenue for such period plus such Borrower’s Net Interest Expense for such period minus, to the extent applicable, the portion (but, if such Borrower or any of its Subsidiaries (other than any Sithe Entity) has made any loans or advances to, or investments in, any Sithe Entity during such period, not less than zero) of such Borrower’s Net Cash Flows From Operating Activities attributable to any Sithe Entity.

“Administrative Agent” means Bank One in its capacity as administrative agent for the Lenders pursuant to Article VII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Section 7.06.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.

“Advance” means an advance by a Lender to a Borrower hereunder. An Advance may be a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agents” means the Administrative Agent, the Co-Documentation Agents and the Syndication Agent; and “Agent” means any one of the foregoing.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” – see Schedule I.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.

“Bank One” means Bank One, NA, a national banking association with its main office in Chicago, Illinois.

“Base Rate” means, for any period, a fluctuating interest rate per annum which rate per annum shall at all times be equal to the higher of:

(a) the Prime Rate; and

(b) the sum of 0.5% per annum plus the Federal Funds Rate in effect from time to time.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a).

“Borrowers” means Exelon, ComEd, PECO and Genco; and “Borrower” means any one of the foregoing.

“Borrowing” means a group of Advances to the same Borrower of the same Type made, continued or converted on the same day by the Lenders ratably according to their Pro Rata Shares and, in the case of a Borrowing of Eurodollar Rate Advances, having the same Interest Period.

“Business Day” means a day on which banks are not required or authorized to close in Philadelphia, Pennsylvania, Chicago, Illinois or New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Closing Date” shall mean the date on which all conditions precedent to the initial Credit Extension have been satisfied.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Co-Documentation Agent” means each of Citibank, N.A., Wachovia Bank, National Association and Dresdner Bank AG, New York and Grand Cayman Branches in its capacity as a co-documentation agent hereunder.

“Co-Lead Arranger” means each of Banc One Capital Markets and Barclays Capital in its capacity as a Co-Lead Arranger.

“ComEd” means Commonwealth Edison Company, an Illinois corporation, or any Eligible Successor thereof.

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“ComEd Mortgage” means the Mortgage, dated July 1, 1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture, dated August 1, 1944, from ComEd to Harris Trust and Savings Bank and D.G. Donovan, as trustees; provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the definition of “permitted liens” as defined in the ComEd Mortgage as constituted on the date of this Agreement.

“ComEd Sublimit” means $50,000,000, subject to adjustment as provided in Section 2.04(c).

“Commitment” means, for any Lender, such Lender’s commitment to make Advances and participate in Facility LCs for the account of each Borrower hereunder.

“Commitment Amount” means, for any Lender at any time, the amount set forth opposite such Lender’s name on Schedule II attached hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04.

“Commitment Termination Date” means, with respect to any Borrower, the earlier of (i) October 29, 2004 or such later date to which the scheduled Commitment Termination Date for such Borrower may be extended pursuant to Section 2.17 (or, if any such date is not a Business Day, the next preceding Business Day) or (ii) the date of termination in whole of the Commitments to such Borrower pursuant to Section 2.04 or 6.01.

“Commodity Trading Obligations” mean, with respect to any Person, the obligations of such Person under (i) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power and emissions forward contracts, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including any such Person’s energy marketing, trading and asset optimization business, or (ii) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by such Person pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors of such Person. The term “commodities” shall include natural gas, electric power, emissions contracts and related products and ancillary services.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Exelon or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

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“Credit Extension” means the making of an Advance or the issuance or modification of a Facility LC hereunder.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (v) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of documentary letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Distributions on Preferred Securities” means, for any period, (a) in the case of Exelon, “Distributions on Preferred Securities of Subsidiaries” as shown on a consolidated statement of income of Exelon for such period; (b) in the case of ComEd, “Distributions on Mandatorily Redeemable Preferred Securities” as shown on a consolidated statement of income of ComEd for such period; and (c) in the case of PECO, “Distributions on Mandatorily Redeemable Preferred Securities” as shown on a consolidated statement of income of PECO for such period.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; (v) any Lender; or (v) any Affiliate of a Lender; provided that, unless otherwise agreed by Exelon and the Administrative Agent in their sole discretion, (A) any Person described in clause (i), (ii) or (iii) above shall also (x) have outstanding unsecured long-term debt that is rated BBB- or better by S&P and Baa3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if either such corporation is no longer in the business of rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $100,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii), (iv) or (v) above shall, on the date on which it is to become a

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Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.14(e)).

“Eligible Successor” means a Person which (i) is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of one of the states of the United States or the District of Columbia, (ii) as a result of a contemplated acquisition, consolidation or merger, will succeed to all or substantially all of the consolidated business and assets of a Borrower and its Subsidiaries, (iii) upon giving effect to such contemplated acquisition, consolidation or merger, will have all or substantially all of its consolidated business and assets conducted and located in the United States and (iv) is acceptable to the Majority Lenders as a credit matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Advance made as part of a Borrowing, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars having a maturity equal to such Interest Period, as reported by any generally recognized financial information service as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; provided that if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the Eurodollar Rate for such Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Rate Advance and having a maturity equal to such Interest Period.

“Eurodollar Rate Advance” means any Advance that bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other

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marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” – see Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and modified from time to time.

“Exelon” means Exelon Corporation, a Pennsylvania corporation, or any Eligible Successor thereof.

“Exelon Sublimit” means $375,000,000, subject to adjustment as provided in Section 2.04(c).

“Existing Agreement” means the Credit Agreement dated as of November 22, 2002 among the Borrowers, various financial institutions and Bank One, as Administrative Agent, as amended prior to the Closing Date.

“Facility Fee Rate” – see Schedule I.

“Facility LC” – see Section 2.16.1.

“Facility LC Application” – see Section 2.16.3.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Termination Date” means, with respect to any Borrower, the earlier of (i) the date on or after the Maturity Date for such Borrower on which all of such Borrower’s obligations hereunder have been paid in full and all Facility LC’s issued for the account of such Borrower have expired or been terminated and (ii) the date on which all of such Borrower’s obligations hereunder have become due and payable (pursuant to Section 6.01 or otherwise).

“GAAP” – see Section 1.03.

“Genco” means Exelon Generation Company, LLC, a Pennsylvania limited liability company, or any Eligible Successor thereof.

“Genco Sublimit” means $125,000,000, subject to adjustment as provided in Section 2.04(c).

“Granting Bank” – see Section 8.07(h).

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“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Interest Coverage Ratio” means, with respect to any Borrower for any period of four consecutive fiscal quarters, the ratio of such Borrower’s Adjusted Funds From Operations for such period to such Borrower’s Net Interest Expense for such period.

“Interest Expense” means, for any Borrower for any period, “interest expense” as shown on a consolidated statement of income of such Borrower for such period prepared in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance is made or is converted from a Base Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months, as the applicable Borrower may select in accordance with Section 2.02 or 2.09; provided that:

(i) no Borrower may select any Interest Period that ends after the scheduled Maturity Date for such Borrower;

(ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) if there is no day in the appropriate calendar month at the end of such Interest Period numerically corresponding to the first day of such Interest Period, then such Interest Period shall end on the last Business Day of such appropriate calendar month.

“LC Fee Rate” – see Schedule I.

“LC Issuer” means Bank One in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, with respect to any Borrower at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs issued for the

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account of such Borrower outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations of such Borrower.

“LC Payment Date” – see Section 2.16.5.

“Lenders” means each of the financial institutions listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Letter of Credit Sublimit” means $200,000,000.

“Lien” means any lien (statutory or other), mortgage, pledge, security interest or other charge or encumbrance, or any other type of preferential arrangement (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Majority Lenders” means Lenders having Pro Rata Shares of more than 50% (provided that, for purposes of this definition, no Borrower nor any Affiliate of a Borrower, if a Lender, shall be included in calculating the amount of any Lender’s Pro Rata Share or the amount of the Commitment Amounts or Outstanding Credit Extensions, as applicable, required to constitute more than 50% of the Pro Rata Shares).

“Material Adverse Change” and “Material Adverse Effect” each means, relative to any occurrence, fact or circumstances of whatsoever nature (including any determination in any litigation, arbitration or governmental investigation or proceeding) with respect to any Borrower, (i) any materially adverse change in, or materially adverse effect on, the financial condition, operations, assets or business of such Borrower and its consolidated Subsidiaries (other than the Sithe Entities), taken as a whole (except that changes or effects relating to such Borrower’s investment in any Sithe Entity shall not be considered in determining whether a Material Adverse Change or Material Adverse Effect has occurred), or (ii) any materially adverse effect on the validity or enforceability against such Borrower of this Agreement or any applicable Note.

“Material Subsidiary” means, with respect to Exelon, each of ComEd, PECO and Genco and any holding company for any of the foregoing.

“Maturity Date” means, with respect to any Borrower, the date which is one year after the Commitment Termination Date for such Borrower (or, if such date is not a Business Day, the next preceding Business Day).

“Modify” and “Modification” – see Section 2.16.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means, at any time for any Borrower, the rating issued by Moody’s and then in effect with respect to such Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if such Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from Moody’s for debt securities of such type, then such indicative rating shall be used for determining the “Moody’s Rating”).

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“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Exelon or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Flows From Operating Activities” means, for any Borrower for any period, “Net Cash Flows provided by Operating Activities” as shown on a consolidated statement of cash flows of such Borrower for such period prepared in accordance with GAAP, excluding any “working capital changes” (as shown on such statement of cash flows) taken into account in determining such Net Cash Flows provided by Operating Activities.

“Net Interest Expense” means, for any Borrower for any period, the total of (a) such Borrower’s Interest Expense for such period minus (b) such Borrower’s Distributions on Preferred Securities for such period minus (c) such Borrower’s Transitional Funding Instrument Interest for such period minus (d) in the case of Exelon and Genco, interest on Sithe Project Debt for such period.

“Nonrecourse Indebtedness” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to any Borrower or any of their respective Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means a promissory note of a Borrower payable to the order of a Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.

“Notice of Borrowing” - see Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

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“Outstanding Credit Extensions” means, with respect to any Borrower, the sum of the aggregate principal amount of all outstanding Advances to such Borrower plus all LC Obligations of such Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PECO” means PECO Energy Company, a Pennsylvania corporation, or any Eligible Successor thereof.

“PECO Mortgage” means the First and Refunding Mortgage, dated as of May 1, 1923, between The Counties Gas & Electric Company (to which PECO is successor) and Fidelity Trust Company, Trustee (to which First Union National Bank is successor), as amended, supplemented or refinanced from time to time, provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the definition of “excepted encumbrances” as defined in the PECO Mortgage as constituted on the date of this Agreement.

“PECO Sublimit” means $200,000,000, subject to adjustment as provided in Section 2.04(c).

“Permitted Obligations” mean, with respect to Genco or any of its Subsidiaries, (1) Hedging Obligations arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Exelon or any other member of the Controlled Group may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by Bank One or by its parent, BANK ONE CORPORATION (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal Subsidiary” means, with respect to a Borrower, (i) each Utility Subsidiary of such Borrower (other than Commonwealth Edison Company of Indiana, Inc., so long as it does not qualify as a Principal Subsidiary under the following clause (ii)) and (ii) each other Subsidiary of such Borrower the assets of which exceeded $250,000,000 in book value at any time during the preceding 24- month period.

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“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment Amount (plus, after the Commitments have terminated with respect to any Borrower, the principal amount of such Lender’s outstanding Advances to such Borrower plus the amount of such Lender’s participation in all of such Borrower’s LC Obligations) and the denominator of which is the aggregate amount of the Commitment Amounts (plus, after the Commitments have terminated with respect to any Borrower, the principal amount of all outstanding Advances to such Borrower plus all LC Obligations of such Borrower).

“Register” - see Section 8.07(c).

“Reimbursement Obligations” means, with respect to any Borrower at any time, the aggregate of all obligations of such Borrower then outstanding under Section 2.16 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“S&P Rating” means, at any time for any Borrower, the rating issued by S&P and then in effect with respect to such Borrower’s senior unsecured long-term public debt securities without third-party credit enhancement (it being understood that if such Borrower does not have any outstanding debt securities of the type described above but has an indicative rating from S&P for debt securities of such type, then such indicative rating shall be used for determining the “S&P Rating”).

“Single Employer Plan” means a Plan maintained by Exelon or any other member of the Controlled Group for employees of Exelon or any other member of the Controlled Group.

“Sithe Energies” means Sithe Energies, Inc., provided that Sithe Energies shall not be a Subsidiary until such time as it meets the requirements of that definition.

“Sithe Entity” means each of Sithe Energies and Sithe Holdings and each of their respective Subsidiaries.

“Sithe Holdings” means Exelon New England Holdings LLC (formerly known as Sithe New England Holdings LLC).

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“Sithe Project Debt” means Debt of any Sithe Entity for which none of the Borrowers nor any of their Subsidiaries (other than another Sithe Entity) has any liability, contingent or otherwise.

“SPC” - see Section 8.07(h).

“Special Purpose Subsidiary” means a direct or indirect wholly owned corporate Subsidiary of ComEd or PECO, substantially all of the assets of which are “intangible transition property” (as defined in Section 18-102 of the Illinois Public Utilities Law, as amended, or in 66 Pa. Cons. Stat. Ann. ss.2812(g) (West Supp. 1997) or any successor provision of similar import), and proceeds thereof, formed solely for the purpose of holding such assets and issuing such Transitional Funding Instruments, and which complies with the requirements customarily imposed on bankruptcy-remote corporations in receivables securitizations.

“Sublimit” means the Exelon Sublimit, the ComEd Sublimit, the PECO Sublimit or the Genco Sublimit.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether or not at the time capital stock, or comparable interests, of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person (whether directly or through one or more other Subsidiaries).

“Syndication Agent” means Barclays Bank PLC in its capacity as a syndication agent hereunder.

“Taxes” - see Section 2.14.

“Transitional Funding Instrument” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest which (i) in the case of ComEd (A) are issued pursuant to a “transitional funding order” (as such term is defined in Section 18-102 of the Illinois Public Utilities Act, as amended) issued by the Illinois Commerce Commission at the request of an electric utility and (B) are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to such order to be applied and invoiced to customers of such utility and (ii) in the case of PECO, are “transition bonds” (as defined in 66 Pa. Cons. Stat. Ann. ss.2812(g) (West Supp. 1997), or any successor provision of similar import), representing a securitization of “intangible transition property” (as defined in the foregoing statute). The instrument funding charges so applied and invoiced must be deducted and stated separately from the other charges invoiced by such utility against its customers.

“Transitional Funding Instrument Interest” means, for any Borrower for any period, the portion of such Borrower’s Interest Expense for such period which was payable in respect of Transitional Funding Instruments.

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“Transitional Funding Instrument Revenue” means, for any Borrower for any period, the portion of such Borrower’s consolidated revenue for such period attributable to charges invoiced to customers in respect of Transitional Funding Instruments.

“Type” - see the definition of Advance.

“Unfunded Liabilities” means, (i) in the case of any Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, and (ii) in the case of any Multiemployer Plan, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from such Multiemployer Plan.

“Unmatured Event of Default” means any event which (if it continues uncured) will, with lapse of time or notice or both, become an Event of Default.

“Utility Subsidiary” means, with respect to a Borrower, each Subsidiary of such Borrower that is engaged principally in the generation, transmission, or distribution of electricity or gas and is subject to rate regulation as a public utility by federal or state regulatory authorities.

“Utilization Fee Rate” – see Schedule I.

SECTION 1.02 Other Interpretive Provisions. In this Agreement, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (b) unless otherwise indicated, any reference to an Article, Section, Exhibit or Schedule means an Article or Section hereof or an Exhibit or Schedule hereto; and (c) the term “including” means “including without limitation”.

SECTION 1.03 Accounting Principles. (a) As used in this Agreement, “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing Exelon’s audited consolidated financial statements as of December 31, 2002 and for the fiscal year then ended. In this Agreement, except to the extent, if any, otherwise provided herein, all accounting and financial terms shall have the meanings ascribed to such terms by GAAP, and all computations and determinations as to accounting and financial matters shall be made in accordance with GAAP. In the event that the financial statements generally prepared by any Borrower apply accounting principles other than GAAP (including as a result of any event described in Section 1.03(b)), the compliance certificate delivered pursuant to Section 5.01(b)(iv) accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such compliance certificate.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the applicable Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and such Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that,

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until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II

AMOUNTS AND TERMS OF THE COMMITMENTS

SECTION 2.01 Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to (a) make Advances to any Borrower and (b) to participate in Facility LCs issued upon the request of any Borrower, in each case from time to time during the period from the date hereof to the Commitment Termination Date for such Borrower, in an aggregate amount not to exceed such Lender’s Commitment Amount as in effect from time to time; provided that (i) the aggregate principal amount of all Advances by such Lender to any Borrower shall not exceed such Lender’s Pro Rata Share of the aggregate principal amount of all Advances to such Borrower; (ii) such Lender’s participation in Facility LCs issued for the account of any Borrower shall not exceed such Lender’s Pro Rata Share of all LC Obligations of such Borrower; (iii) the Outstanding Credit Extensions to Exelon shall not at any time exceed the Exelon Sublimit; (iv) the Outstanding Credit Extensions to ComEd shall not any time exceed the ComEd Sublimit; (v) the Outstanding Credit Extensions to PECO shall not at any time exceed the PECO Sublimit; (vi) the Outstanding Credit Extensions to Genco shall not at any time exceed the Genco Sublimit; and (vii) the LC Obligations of all Borrowers collectively shall not at any time exceed the Letter of Credit Sublimit. Within the foregoing limits, each Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow hereunder prior to the Commitment Termination Date for such Borrower.

SECTION 2.02 Procedures for Advances; Limitations on Borrowings.

(a) Any Borrower may request Advances hereunder by giving notice (a “Notice of Borrowing”) to the Administrative Agent (which shall promptly advise each Lender of its receipt thereof) not later than 10:00 A.M. (Chicago time) on the third Business Day prior to the date of any proposed borrowing of Eurodollar Rate Advances and on the date of any proposed borrowing of Base Rate Advances. Each Notice of Borrowing shall be sent by telecopier, confirmed immediately in writing, and shall be in substantially the form of Exhibit B, specifying therein the Borrower which is requesting Advances and the requested (i) date of borrowing (which shall be a Business Day), (ii) Type of Advances to be borrowed, (iii) the aggregate amount of such Advances, and (iv) in the case of a borrowing of Eurodollar Rate Advances, the initial Interest Period therefor. Each Lender shall, before 12:00 noon (Chicago time) on the date of such borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of the requested borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s aforesaid address.

(b) Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. If a Notice of Borrowing requests Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender

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as a result of any failure to fulfill on or before the requested borrowing date the applicable conditions set forth in Article III, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the requested Advance to be made by such Lender.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any requested borrowing (or, in the case of a borrowing of Base Rate Advances to be made on the same Business Day as the Administrative Agent’s receipt of the relevant Notice of Borrowing, prior to 10:30 A.M., Chicago time, on such Business Day) that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the requested borrowing date in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances made in connection with such borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Lender to make the Advance to be made by it on any borrowing date shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make any Advance to be made by such other Lender.

(e) Each Borrowing of Base Rate Advances shall at all times be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000; and each Borrowing of Eurodollar Rate Advances shall at all times be in an aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000. Notwithstanding anything to the contrary contained herein, the Borrowers collectively may not have more than 25 Borrowings of Eurodollar Rate Advances outstanding at any time.

SECTION 2.03 Facility and Utilization Fees.

(a) Each Borrower agrees to pay to the Administrative Agent, for the account of the Lenders according to their Pro Rata Shares, a facility fee for the period from the Closing Date to the Commitment Termination Date for such Borrower (or, if later, the date on which all Outstanding Credit Extensions to such Borrower have been paid in full) in an amount equal to the Facility Fee Rate for such Borrower multiplied by such Borrower’s Sublimit (or, after the Commitment Termination Date for such Borrower, the principal amount of all Outstanding Credit Extensions to such Borrower), payable on the last day of each March, June, September and December and on the Final Termination Date for such Borrower (and, if applicable, thereafter on demand).

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(b) Utilization Fee. Each Borrower agrees to pay to the Administrative Agent, for the account of the Lenders according to their Pro Rata Shares, a utilization fee for each day on which either (i) the Outstanding Credit Extensions to all Borrowers exceed 33-1/3% of the aggregate amount of the Commitment Amounts or (ii) such Borrower’s Outstanding Credit Extensions exceed 33-1/3% of such Borrower’s Sublimit, in each case in an amount equal to the Utilization Fee Rate for such Borrower multiplied by such Borrower’s Outstanding Credit Extensions on such day, payable on the last day of each March, June, September and December and on the Commitment Termination Date for such Borrower.

SECTION 2.04 Reduction of Commitment Amounts; Adjustment of Sublimits. (a) Each Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to ratably reduce the respective Commitment Amounts of the Lenders in accordance with their Pro Rata Shares; provided that no Borrower may reduce the Commitment Amounts by an aggregate amount that is greater than the remainder of the amount of such Borrower’s Sublimit minus the Outstanding Credit Extensions to such Borrower; and provided, further, that each partial reduction of the Commitment Amounts shall be in the aggregate amount of $10,000,000 or an integral multiple thereof. Once reduced pursuant to this Section 2.04, the Commitment Amounts may not be increased.

(b) Any Borrower shall have the right at any time such Borrower’s Sublimit has been reduced to zero, upon at least two Business Days’ notice to the Administrative Agent, to terminate the Commitment of each Lender with respect to such Borrower in its entirety (but only if such Borrower concurrently pays all of its obligations hereunder). Upon any such termination, such Borrower shall cease to be a party hereto and shall no longer have any rights or obligations hereunder (except under provisions hereof which by their terms would survive any termination hereof).

(c) The Borrowers may from time to time so long as no Event of Default or Unmatured Event of Default exists with respect to any Borrower, upon not less than five Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender), change their respective Sublimits; provided that (i) the sum of the Sublimits shall at all times be equal to the aggregate amount of the Commitment Amounts; and (ii) after giving effect to any adjustment of the Sublimits, (A) each Sublimit shall be an integral multiple of $50,000,000 (except that one Sublimit may not be such an integral multiple if the aggregate amount of the Commitment Amounts is not an integral multiple of $50,000,000); (B) no Borrower’s Sublimit shall exceed $500,000,000; (C) the Outstanding Credit Extensions to Exelon shall not exceed the Exelon Sublimit; (D) the Outstanding Credit Extensions to ComEd shall not exceed the ComEd Sublimit; (E) the Outstanding Credit Extensions to Genco shall not exceed the Genco Sublimit and (F) the Outstanding Credit Extensions to PECO shall not exceed the PECO Sublimit.

SECTION 2.05 Repayment of Advances. Each Borrower shall repay the principal amount of all Advances made to it on or before the Maturity Date for such Borrower.

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SECTION 2.06 Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) At all times such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time, payable quarterly on the last day of each March, June, September and December and on the date such Base Rate Advance is converted to a Eurodollar Rate Advance or paid in full.

(b) Subject to Section 2.07, at all times such Advance is a Eurodollar Rate Advance, a rate per annum equal to the sum of the Eurodollar Rate for each applicable Interest Period plus the Applicable Margin in effect from time to time for such Borrower, payable on the last day of each Interest Period for such Eurodollar Rate Advance (and, if any Interest Period for such Advance is six months, on the day that is three months after the first day of such Interest Period) or, if earlier, on the date such Eurodollar Rate Advance is converted to a Base Rate Advance or paid in full.

SECTION 2.07 Additional Interest on Eurodollar Advances. Each Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender made to such Borrower, from the date of such Advance until such principal amount is paid in full or converted to a Base Rate Advance, at an interest rate per annum equal to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided that no Lender shall be entitled to demand such additional interest more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application of the reserve requirements described above if such demand is made within 90 days after the implementation of such retroactive reserve requirements. Such additional interest shall be determined by the applicable Lender and notified to the applicable Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08 Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of each applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b).

(b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor (unless prepaid or converted to a Base Rate Advance prior to such day), convert into a Base Rate Advance, and

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(ii) the obligation of the Lenders to make, continue or convert into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the applicable Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09 Continuation and Conversion of Advances. (a) Any Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (Chicago time) on the third Business Day prior to the date of any proposed continuation of or conversion into Eurodollar Rate Advances, and on the date of any proposed conversion into Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, continue Eurodollar Rate Advances for a new Interest Period or convert a Borrowing of Advances of one Type into Advances of the other Type; provided that any continuation of Eurodollar Rate Advances or conversion of Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless, in the case of such a conversion, such Borrower shall also reimburse the Lenders pursuant to Section 8.04(b) on the date of such conversion. Each such notice of a continuation or conversion shall, within the restrictions specified above, specify (i) the date of such continuation or conversion, (ii) the Advances to be continued or converted, and (iii) in the case of continuation of or conversion into Eurodollar Rate Advances, the duration of the Interest Period for such Advances.

(b) If a Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing of Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.09(a), the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Advances.

SECTION 2.10 Prepayments. Any Borrower may, upon notice to the Administrative Agent at least three Business Days prior to any prepayment of Eurodollar Rate Advances, or one Business Day’s notice prior to any prepayment of Base Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given that Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Eurodollar Rate Advances and $5,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Base Rate Advances, and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders pursuant to Section 8.04(b) on the date of such prepayment. After the Commitment Termination Date, amounts prepaid under this Section 2.10 may not be reborrowed.

SECTION 2.11 Increased Costs. (a) If on or after the date of this Agreement, any Lender or the LC Issuer determines that (i) the introduction of or any change (other than, in the case of Eurodollar Rate Advances, any change by way of imposition or increase of reserve requirements, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank

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or other governmental authority (whether or not having the force of law) shall increase the cost to such Lender or the LC Issuer, as the case may be, of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of issuing or participating in any Facility LC, then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent) or the LC Issuer, as applicable, pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any amount payable pursuant to Section 2.14) sufficient to compensate such Lender or the LC Issuer, as applicable, for such increased cost; provided that no Lender shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period in respect of which such demand is made and the LC Issuer shall not be entitled to demand such compensation more than 90 days following the expiration or termination (by a drawing or otherwise) of the Facility LC in respect of which such demand is made; provided, further, that the foregoing proviso shall in no way limit the right of any Lender or the LC Issuer to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in clause (i) or (ii) above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the amount of such increased cost, submitted to the applicable Borrower and the Administrative Agent by a Lender or the LC Issuer, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender or the LC Issuer determines that, after the date of this Agreement, compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) regarding capital adequacy requirements affects or would affect the amount of capital required or expected to be maintained by such Lender or the LC Issuer or any Person controlling such Lender or the LC Issuer (including, in any event, any determination after the date of this Agreement by any such governmental authority or central bank that, for purposes of capital adequacy requirements, any Lender’s Commitment to a Borrower or the LC Issuer’s commitment to issue Facility LCs for the account of such Borrower as the case may be does not constitute a commitment with an original maturity of less than one year) and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment to such Borrower or the LC Issuer’s commitment to issue Facility LCs for the account of such Borrower, as applicable, or the Advances made by such Lender to such Borrower or Reimbursement Obligations owed to the LC Issuer by such Borrower, as the case may be, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent) or the LC Issuer, as applicable, such Borrower shall immediately pay to the Administrative Agent for the account of such Lender or LC Issuer, as applicable, from time to time as specified by such Lender or the LC Issuer, as applicable, additional amounts sufficient to compensate such Lender, the LC Issuer or such controlling Person, as applicable, in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to the existence of such Lender’s Commitment to such Borrower or the Advances made by such Lender to such Borrower or the LC Issuer determines such increase in capital to be allocable to the LC Issuer’s commitment to issue Facility LCs for the account of such Borrower or the Reimbursement Obligations owed by such Borrower to the LC Issuer; provided that no Lender or the LC Issuer shall be entitled to demand such compensation more than one year following the payment to or for the account of such Lender of all other amounts payable hereunder by such Borrower and under any Note of such Borrower held by such Lender and the termination of such Lender’s Commitment to such

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Borrower and the LC Issuer shall not be entitled to demand such compensation more than one year after the expiration or termination (by drawing or otherwise) of all Facility LCs issued for the account of such Borrower and the termination of the LC Issuer’s commitment to issue Facility LCs for the account of such Borrower; provided, further, that the foregoing proviso shall in no way limit the right of any Lender or the LC Issuer to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to such amounts submitted to the applicable Borrower and the Administrative Agent by the applicable Lender or the LC Issuer shall be conclusive and binding, for all purposes, absent manifest error.

(c) Any Lender claiming compensation pursuant to this Section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such compensation that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make, continue or convert Advances into Eurodollar Rate Advances shall be suspended (subject to the following paragraph of this Section 2.12) until the Administrative Agent shall notify the applicable Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) all Eurodollar Rate Advances of such Lender then outstanding shall, on the last day of the then applicable Interest Period (or such earlier date as such Lender shall designate upon not less than five Business Days’ prior written notice to the Administrative Agent), be automatically converted into Base Rate Advances.

If the obligation of any Lender to make, continue or convert into Eurodollar Rate Advances has been suspended pursuant to the preceding paragraph, then, unless and until the Administrative Agent shall notify the applicable Borrower and the Lenders that the circumstances causing such suspension no longer exist, (i) all Advances that would otherwise be made by such Lender as Eurodollar Rate Advances shall instead be made as Base Rate Advances and (ii) to the extent that Eurodollar Rate Advances of such Lender have been converted into Base Rate Advances pursuant to the preceding paragraph or made instead as Base Rate Advances pursuant to the preceding clause (i), all payments and prepayments of principal that would have otherwise been applied to such Eurodollar Rate Advances of such Lender shall be applied instead to such Base Rate Advances of such Lender.

SECTION 2.13 Payments and Computations. (a) Each Borrower shall make each payment hereunder and under any Note issued by such Borrower not later than 10:00 A.M. (Chicago time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds without setoff, counterclaim or other deduction.

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The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees, utilization fees and letter of credit fees ratably (other than amounts payable pursuant to Section 2.02(b), 2.07, 2.11, 2.14 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by such Borrower is not made when due hereunder, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of any interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due by such Borrower to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

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(f) Notwithstanding anything to the contrary contained herein, any amount payable by a Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Base Rate plus 2%, payable upon demand.

SECTION 2.14 Taxes. (a) Any and all payments by any Borrower hereunder or under any Note issued by such Borrower shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the LC Issuer and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the LC Issuer or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note issued by such Borrower to any Lender, the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower severally agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies to the extent arising from the execution, delivery or registration of this Agreement or any Note (hereinafter referred to as “Other Taxes”), in each case to the extent attributable to such Borrower; it being understood that to the extent any Other Taxes so payable are not attributable to any particular Borrower, each Borrower shall pay its proportionate share thereof according to the amounts of the Borrowers’ respective Sublimits at the time such Other Taxes arose.

(c) No Lender may claim or demand payment or reimbursement in respect of any Taxes or Other Taxes pursuant to this Section 2.14 if such Taxes or Other Taxes, as the case may be, were imposed solely as the result of a voluntary change in the location of the jurisdiction of such Lender’s Applicable Lending Office.

(d) Each Borrower will indemnify each Lender, the LC Issuer and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender, the LC Issuer or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, in each case to the extent attributable to such Borrower; it being understood that to the extent any Taxes, Other Taxes or other liabilities described above are not attributable to a particular Borrower, each Borrower shall

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pay its proportionate share thereof according to the amounts of the Borrowers’ respective Sublimits at the time such Taxes, Other Taxes or other liability arose. This indemnification shall be made within 30 days from the date such Lender, the LC Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(e) Prior to the date of an initial borrowing hereunder in the case of each Lender listed on the signature pages hereof, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter within 30 days from the date of request if requested by any Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and each Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Administrative Agent and the Borrowers in writing to that effect. Unless the Borrowers and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrowers or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States and no Lender may claim or demand payment or reimbursement for such withheld taxes pursuant to this Section 2.14.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) If a Borrower makes any additional payment to any Lender pursuant to this Section 2.14 in respect of any Taxes or Other Taxes, and such Lender determines that it has received (i) a refund of such Taxes or Other Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge attributable solely to any deduction or credit for any Taxes or Other Taxes with respect to which it has received payments under this Section 2.14, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to such Borrower such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes or Other Taxes. If, within one year after the payment of any such amount to such Borrower, such Lender determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.14(g), such Borrower shall upon notice and demand of such Lender promptly repay the amount of such overpayment. Any determination made by a Lender pursuant to this Section 2.14(g) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 2.14(g) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs (except as required by

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Section 2.14(f)) so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of such Lender.

(h) Without prejudice to the survival of any other agreement of any Borrower or any Lender hereunder, the agreements and obligations of the Borrowers and the Lenders contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement; provided that no Lender shall be entitled to demand any payment from a Borrower under this Section 2.14 more than one year following the payment to or for the account of such Lender of all other amounts payable by such Borrower hereunder and under any Note issued by such Borrower to such Lender and the termination of such Lender’s Commitment to such Borrower; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive any payment under this Section 2.14 to the extent that such payment relates to the retroactive application of any Taxes or Other Taxes if such demand is made within one year after the implementation of such Taxes or Other Taxes.

SECTION 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it to any Borrower or its participation interest in any Facility LC issued for the account of any Borrower (other than pursuant to Section 2.02(b), 2.07, 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances to such Borrower and Facility LCs issued for the account of such Borrower obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them to such Borrower and/or LC Obligations of such Borrower as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Borrower in the amount of such participation.

SECTION 2.16 Facility LCs.

SECTION 2.16.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement (including the limitations set forth in Section 2.01), upon the request of any Borrower, to issue standby letters of credit (each a “Facility LC”) and to renew, extend, increase or otherwise modify Facility LCs (“Modify,” and each such action a “Modification”) for such Borrower, from time to time from and including the date of this Agreement and prior to the Commitment Termination Date for such Borrower. No Facility LC shall have an expiry date later than the earlier of (a) one year after the date of issuance, or of extension or renewal, thereof or (b) 360 days after the

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scheduled Commitment Termination Date. No Facility LC may be renewed or extended, or increased in amount, after the Commitment Termination Date (but a Facility LC may be decreased in amount or, subject to the foregoing provisions of this sentence, otherwise amended after such date).

SECTION 2.16.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.16, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

SECTION 2.16.3 Notice. Subject to Section 2.16.1, the applicable Borrower shall give the LC Issuer notice prior to 10:00 A.M. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the applicable conditions precedent set forth in Article III (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

SECTION 2.16.4 LC Fees. Each Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC issued for the account of such Borrower, a letter of credit fee at a per annum rate equal to the LC Fee Rate to such Borrower in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on the last day of each March, June, September and December and on the Final Termination Date for such Borrower (and thereafter on demand). Each Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in an amount and at the times agreed upon between the LC Issuer and such Borrower and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

SECTION 2.16.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility

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LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of the Commitment Termination Date or the Final Termination Date for the applicable Borrower, the occurrence of any Event of Default or Unmatured Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.16.6, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 A.M. (Chicago time) on such day, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first three days and, thereafter, at the Base Rate.

SECTION 2.16.6 Reimbursement by Borrowers. Each Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amount to be paid by the LC Issuer upon any drawing under any Facility LC issued for the account of such Borrower, without presentment, demand, protest or other formalities of any kind; provided that neither the applicable Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the applicable Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Base Rate plus 2%. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from any Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.16.5. So long as the Commitment Termination Date has not occurred with respect to a Borrower, but subject to the terms and conditions of this Agreement (including the submission of a Notice of Borrowing in compliance with Section 2.02 and the satisfaction of the applicable conditions precedent set forth in Article III), such Borrower may request Advances hereunder for the purpose of satisfying any Reimbursement Obligation.

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SECTION 2.16.7 Obligations Absolute. Each Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have against the LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and such Borrower’s Reimbursement Obligation in respect of any Facility LC issued for its account shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among such Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of such Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with any Facility LC issued for the account of such Borrower and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put the LC Issuer or any Lender under any liability to such Borrower. Nothing in this Section 2.16.7 is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.16.6.

SECTION 2.16.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Facility LC.

SECTION 2.16.9 Indemnification. Each Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC

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issued for the account of such Borrower or any actual or proposed use of any such Facility LC, including any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any right such Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any such Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that no Borrower shall be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.16.9 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

SECTION 2.16.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

SECTION 2.16.11 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

SECTION 2.17 Extension of Commitment Termination Date. Exelon may request an extension of the scheduled Commitment Termination Date for any or all Borrowers by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 60 days prior to the scheduled Commitment Termination Date then in effect. The Extension Request must specify the new scheduled Commitment Termination Date requested by Exelon and the date (which must be at least 30 days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to the Extension Request (the “Response Date”). The new scheduled Commitment Termination Date shall be 364 days after the scheduled Commitment Termination Date in effect at the time an Extension Request is received, including the scheduled Commitment Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve such Extension Request, which approval shall be at the sole discretion of each Lender. Each Lender approving such Extension Request shall deliver its written consent no later

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than the Response Date. If the written consent of each of the Lenders (excluding any Person which ceases to be a Lender pursuant to Section 8.07(g)(iii)) is received by the Administrative Agent, the new scheduled Commitment Termination Date specified in the Extension Request shall become effective on the existing scheduled Commitment Termination Date and the Administrative Agent shall promptly notify each Borrower and each Lender of the new scheduled Commitment Termination Date. If all Lenders (including any Person which becomes a Lender pursuant to Section 8.07(g)) do not consent to an Extension Request, the scheduled Commitment Termination Date shall not be extended pursuant to such Extension Request.

ARTICLE III

CONDITIONS TO CREDIT EXTENSIONS

SECTION 3.01 Conditions Precedent to Initial Credit Extensions. No Lender shall be obligated to make any Advance, and the LC Issuer shall not be obligated to issue any Facility LC, unless the Administrative Agent shall have received (a) evidence, satisfactory to the Administrative Agent, that the Borrowers have paid (or will pay with the proceeds of the initial Credit Extensions) all amounts then payable under the Existing Agreement and that all “Commitments” under and as defined in the Existing Agreement have been (or concurrently with the initial Advances will be) terminated and (b) each of the following documents, each dated the date of the initial Credit Extension (or an earlier date satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and each (except for any Note) in sufficient copies to provide one for each Lender:

(i) Notes issued by each Borrower in favor of each Lender that has requested a Note to evidence its Advances;

(ii) Certified copies of resolutions of the Board of Directors or equivalent managing body of each Borrower approving the transactions contemplated by this Agreement and of all documents evidencing other necessary organizational action of such Borrower with respect to this Agreement and the documents contemplated hereby;

(iii) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying (A) the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the articles or certificate of incorporation and by- laws, or equivalent organizational documents, of such Borrower, in each case in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance by such Borrower of this Agreement and the documents contemplated hereby;

(iv) A certificate signed by either the chief financial officer, principal accounting officer or treasurer of each Borrower stating that (A) the representations and warranties contained in Section 4.01 are correct on and as of

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the date of such certificate as though made on and as of such date and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of such certificate; and

(v) A favorable opinion of Ballard Spahr Andrews & Ingersoll LLC, special counsel for the Borrowers, substantially in the form of Exhibit D-1; and a favorable opinion of Sidley Austin Brown & Wood LLP, special counsel to ComEd, substantially in the form of Exhibit D-2.

SECTION 3.02 Conditions Precedent to All Credit Extensions. The obligation of each Lender to make any Advance to any Borrower and of the LC Issuer to issue or modify any Facility LC for the account of any Borrower shall be subject to the further conditions precedent that on the date of such Credit Extension the following statements shall be true, and (a) the giving of the applicable Notice of Borrowing and the acceptance by the applicable Borrower of the proceeds of Advances pursuant thereto and (b) the request by a Borrower for the issuance or Modification of a Facility LC shall, in each case, constitute a representation and warranty by such Borrower that on the date of the making of such Advances or the issuance or Modification of such Facility LC such statements are true:

(A) The representations and warranties of such Borrower contained in Section 4.01 are correct on and as of the date of such Credit Extension, before and after giving effect to such Credit Extension and, in the case of the making of Advances, the application of the proceeds therefrom, as though made on and as of such date; provided that this Section 3.02(A) shall not apply to the representations and warranties set forth in Sections 4.01(e)(i)(B), 4.01(e)(ii)(B), 4.01(e)(iii)(B) and 4.01(e)(iv)(B) and the first sentence of Section 4.01(f) with respect to a Borrowing if the proceeds of such Borrowing will be used exclusively to repay such Borrower’s commercial paper (and, in the event of any such Borrowing, the Administrative Agent may require the applicable Borrower to deliver information sufficient to disburse the proceeds of such Borrowing directly to the holders of such commercial paper or a paying agent therefor); and

(B) No event has occurred and is continuing, or would result from such Credit Extension or, in the case of the making of Advances, from the application of the proceeds therefrom, that constitutes an Event of Default or Unmatured Event of Default with respect to such Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrowers. Each Borrower represents and warrants as follows:

(a) Such Borrower is a corporation, limited liability company or business trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

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(b) The execution, delivery and performance by such Borrower of this Agreement and any Note issued by such Borrower are within such Borrower’s powers, have been duly authorized by all necessary organizational action on the part of such Borrower, and do not and will not contravene (i) the articles or certificate of incorporation, by- laws or the organizational documents of such Borrower, (ii) applicable law or (iii) any contractual or legal restriction binding on or affecting the properties of such Borrower or any of its Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of this Agreement or any applicable Note, except an appropriate order or orders of (i) the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 and (ii) in the case of ComEd, the Illinois Commerce Commission under the Illinois Public Utilities Act, which order or orders have been duly obtained and are (x) in full force and effect and (y) sufficient for the purposes hereof.

(d) This Agreement is, and each applicable Note when delivered hereunder will be, legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e) (i) In the case of PECO, (A) the consolidated balance sheet of PECO and its Subsidiaries as at December 31, 2002, and the related statements of income and retained earnings and of cash flows of PECO and its Subsidiaries for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of PECO and its Subsidiaries as at June 30, 2003, and the related unaudited statements of income for the six- month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject, in the case of such balance sheet and statement of income for the period ended June 30, 2003, to year-end adjustments) the consolidated financial condition of PECO and its Subsidiaries as at such dates and the consolidated results of the operations of PECO and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP; and (B) since December 31, 2002 there has been no Material Adverse Change with respect to PECO.

(ii) In the case of ComEd, (A) the consolidated balance sheet of ComEd and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, retained earnings and cash flows of ComEd and its Subsidiaries for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of ComEd and its Subsidiaries as of June 30, 2003 and the related unaudited statement of income for the six-month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject in the case of such balance sheet and statement of income for the period ended June 30, 2003, to year-end adjustments) the consolidated financial condition of ComEd and its Subsidiaries as at such dates and the consolidated results of the operations of ComEd and its Subsidiaries

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for the periods ended on such dates in accordance with GAAP; and (B) since December 31, 2002 there has been no Material Adverse Change with respect to ComEd.

(iii) In the case of Exelon, (A) the consolidated balance sheet of Exelon and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, retained earnings and cash flows of Exelon for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of Exelon and its Subsidiaries as of June 30, 2003 and the related unaudited statement of income for the six- month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject, in the case of such balance sheet and statement of income for the period ended June 30, 2003, to year-end adjustments) the consolidated financial condition of Exelon and its Subsidiaries as at such dates and the consolidated results of the operations of Exelon and its Subsidiaries for the periods ended on such dates in accordance with GAAP; and (B) since December 31, 2002 there has been no Material Adverse Change with respect to Exelon.

(iv) In the case of Genco, (A) the consolidated balance sheet of Genco and its Subsidiaries as at December 31, 2002 and the related consolidated statements of income, retained earnings and cash flows of Genco for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, and the unaudited consolidated balance sheet of Genco and its Subsidiaries as of June 30, 2003 and the related unaudited statement of income for the six- month period then ended, copies of which have been furnished to each Lender, fairly present in all material respects (subject, in the case of such balance sheet and statement of income for the period ended June 30, 2003, to year-end adjustments) the consolidated financial condition of Genco and its Subsidiaries as at such dates and the consolidated results of the operations of Genco and its Subsidiaries for the periods ended on such dates in accordance with GAAP; and (B) since December 31, 2002 there has been no Material Adverse Change with respect to Genco.

(f) Except as disclosed in such Borrower’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission and delivered to the Lenders prior to the later of the date of execution and delivery of this Agreement or the date of the most recent extension of the Commitment Termination Date pursuant to Section 2.17, there is no pending or threatened action, investigation or proceeding affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that may reasonably be anticipated to have a Material Adverse Effect with respect to such Borrower. There is no pending or threatened action or proceeding against such Borrower or any of its Subsidiaries that purports to affect the legality, validity, binding effect or enforceability against such Borrower of this Agreement or any Note issued by such Borrower.

(g) No proceeds of any Advance to such Borrower have been or will be used directly or indirectly in connection with the acquisition of in excess of 5% of any class of equity securities that is registered pursuant to Section 12 of the Exchange Act or any transaction subject to the requirements of Section 13 or 14 of the Exchange Act.

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(h) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance to such Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of such Borrower and its Subsidiaries is represented by margin stock.

(i) Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of any borrowing of Advances by such Borrower or the issuance or modification of any Facility LC for the account of such Borrower, no steps have been taken to terminate any Plan, and no contribution failure by such Borrower or any other member of the Controlled Group has occurred with respect to any Plan. No condition exists or event or transaction has occurred with respect to any Plan (including any Multiemployer Plan) which might result in the incurrence by such Borrower or any other member of the Controlled Group of any material liability, fine or penalty.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01 Affirmative Covenants. Each Borrower agrees that so long as any amount payable by such Borrower hereunder remains unpaid, any Facility LC issued for the account of such Borrower remains outstanding or any Lender has any Commitment to such Borrower hereunder, such Borrower will, and, in the case of Section 5.01(a), will cause its Principal Subsidiaries to, unless the Majority Lenders shall otherwise consent in writing:

(a) Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes.

(i) keep proper books of record and account, all in accordance with generally accepted accounting principles in the United States, consistently applied;

(ii) subject to Section 5.02(b) (and except for the dissolution or liquidation of any Sithe Entity), preserve and keep in full force and effect its existence;

(iii) maintain and preserve all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect on such Borrower) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

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(iv) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including those of any governmental authority and including with respect to environmental matters) to the extent the failure to so comply, individually or in the aggregate, would have a Material Adverse Effect on such Borrower;

(v) maintain insurance with responsible and reputable insurance companies or associations, or self- insure, as the case may be, in each case in such amounts and covering such contingencies, casualties and risks as is customarily carried by or self- insured against by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower and its Principal Subsidiaries operate;

(vi) at any reasonable time and from time to time, pursuant to prior notice delivered to such Borrower, permit any Lender, or any agent or representative of any thereof, to examine and, at such Lender’s expense, make copies of, and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Principal Subsidiaries and to discuss the affairs, finances and accounts of such Borrower and any of its Principal Subsidiaries with any of their respective officers; provided that any non-public information (which has been identified as such by such Borrower or the applicable Principal Subsidiary) obtained by any Lender or any of its agents or representatives pursuant to this clause (vi) shall be treated confidentially by such Person; provided, further, that such Person may disclose such information to any other party to this Agreement, its examiners, affiliates, outside auditors, counsel or other professional advisors in connection with the Agreement or if otherwise required to do so by law or regulatory process; and

(vii) use the proceeds of the Advances to it for general corporate or limited liability company purposes, as the case may be (including the refinancing of its commercial paper and the making of acquisitions), but in no event for any purpose which would be contrary to Section 4.01(g) or 4.01(h).

(b) Reporting Requirements. Furnish to the Lenders:

(i) as soon as possible, and in any event within five Business Days after the occurrence of any Event of Default or Unmatured Event of Default with respect to such Borrower continuing on the date of such statement, a statement of an authorized officer of such Borrower setting forth details of such Event of Default or Unmatured Event of Default and the action which such Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of such Borrower (commencing with the quarter ending March 31, 2003), a copy of such Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if such Borrower is not

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required to file a Quarterly Report on Form 10-Q, copies of an unaudited consolidated balance sheet of such Borrower as of the end of such quarter and the related consolidated statement of income of such Borrower for the portion of such Borrower’s fiscal year ending on the last day of such quarter, in each case prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments), together with a certificate of an authorized officer of such Borrower stating that no Event of Default or Unmatured Event of Default with respect to such Borrower has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which such Borrower proposes to take with respect thereto;

(iii) as soon as available and in any event within 105 days after the end of each fiscal year of such Borrower, a copy of such Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if such Borrower is not required to file an Annual Report on Form 10-K, the consolidated balance sheet of such Borrower and its subsidiaries as of the last day of such fiscal year and the related consolidated statements of income, retained earnings (if applicable) and cash flows of such Borrower for such fiscal year, certified by Pricewaterhouse Coopers LLP or other certified public accountants of recognized national standing), together with a certificate of an authorized officer of such Borrower stating that no Event of Default or Unmatured Event of Default with respect to such Borrower has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which such Borrower proposes to take with respect thereto;

(iv) concurrently with the delivery of the annual and quarterly reports referred to in Sections 5.01(b)(ii) and 5.01(b)(iii), a compliance certificate in substantially the form set forth in Exhibit E, duly completed and signed by the Chief Financial Officer, Treasurer or an Assistant Treasurer of such Borrower;

(v) except as otherwise provided in clause (ii) or (iii) above, promptly after the sending or filing thereof, copies of all reports that such Borrower sends to any of its security holders, and copies of all Reports on Form 10-K, 10-Q or 8-K, and registration statements and prospectuses that such Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange (except to the extent that any such registration statement or prospectus relates solely to the issuance of securities pursuant to employee or dividend reinvestment plans of such Borrower or such Subsidiary);

(vi) promptly upon becoming aware of the institution of any steps by such Borrower or any other Person to terminate any Plan, or the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Plan which could result in the requirement that such Borrower furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to

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any Plan, which could result in the incurrence by such Borrower or any other member of the Controlled Group of any material liability, fine or penalty, notice thereof and a statement as to the action such Borrower proposes to take with respect thereto;

(vii) promptly upon becoming aware thereof, notice of any change in the Moody’s Rating or the S&P Rating for such Borrower; and

(viii) such other information respecting the condition, operations, business or prospects, financial or otherwise, of such Borrower or any of its Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request.

SECTION 5.02 Negative Covenants. Each Borrower agrees that so long as any amount payable by such Borrower hereunder remains unpaid, any Facility LC issued for the account of such Borrower remains outstanding or any Lender has any Commitment to such Borrower hereunder (except with respect to Section 5.02(a), which shall be applicable only as of the date hereof and at any time any Advance to such Borrower or Facility LC issued for the account of such Borrower is outstanding or is to be made or issued, as applicable), such Borrower will not, without the written consent of the Majority Lenders:

(a) Limitation on Liens. Create, incur, assume or suffer to exist, or, in the case of Exelon, permit any of its Material Subsidiaries to create, incur, assume or suffer to exist, any Lien on its respective property, revenues or assets, whether now owned or hereafter acquired except (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business; (ii) Liens on the capital stock of or any other equity interest in any of its Subsidiaries (excluding, in the case of Exelon, the stock of ComEd, PECO, Genco and any holding company for any of the foregoing) or any such Subsidiary’s assets to secure Nonrecourse Indebtedness; (iii) Liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property; (iv) Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition unless permitted by the preceding clause (iii)); (v) Liens on the property, revenues and/or assets of any Person that exist at the time such Person becomes a Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens; (vi) Liens granted in connection with any financing arrangement for the purchase of nuclear fuel or the financing of pollution control facilities, limited to the fuel or facilities so purchased or acquired; (vii) Liens arising in connection with sales or transfers of, or financing secured by, accounts receivable or related contracts; provided that any such sale, transfer or financing shall be on arms’ length terms; (viii) Liens granted by a Special Purpose Subsidiary to secure Transitional Funding Instruments of such Special Purpose Subsidiary; (ix) in the case of ComEd, Liens arising under the ComEd Mortgage and “permitted liens” as defined in the ComEd Mortgage; (x) in the case of PECO, (A) Liens granted under the PECO Mortgage and “excepted encumbrances” as defined in the PECO Mortgage, and (B) Liens securing PECO’s notes collateralized solely by mortgage bonds of PECO issued under the terms of the PECO Mortgage; (xi) in the case of PECO, ComEd and Genco, Liens arising in connection with sale and leaseback transactions entered into by such

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Borrower or a Subsidiary thereof, but only to the extent (I) in the case of PECO or ComEd or any Subsidiary thereof, the proceeds received from such sale shall immediately be applied to retire mortgage bonds of PECO or ComEd issued under the terms of the PECO Mortgage or the ComEd Mortgage, as the case may be, or (II) the aggregate purchase price of assets sold pursuant to such sale and leaseback transactions where such proceeds are not applied as provided in clause (I) shall not exceed, in the aggregate for PECO, ComEd, Genco and their Subsidiaries, $1,000,000,000; (xii) Liens securing Permitted Obligations; and (xiii) Liens, other than those described in clauses (i) through (xii) of this Section 5.02(a), granted by such Borrower or, in the case of Exelon, any of its Material Subsidiaries in the ordinary course of business securing Debt of such Borrower and, if applicable, such Material Subsidiaries; provided that the aggregate amount of all Debt secured by Liens permitted by clause (xiii) of this Section 5.02(a) shall not exceed in the aggregate at any one time outstanding (I) in the case of Exelon and its Material Subsidiaries, $100,000,000, (II) in the case of ComEd, $50,000,000, (III) in the case of Genco, $50,000,000, and (IV) in the case of PECO, $50,000,000.

(b) Mergers and Consolidations; Disposition of Assets. Merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or permit any Principal Subsidiary (other than any Sithe Entity) to do so, except that (i) any of its Principal Subsidiaries may merge with or into or consolidate with or transfer assets to any other Principal Subsidiary of such Borrower, (ii) any of its Principal Subsidiaries may merge with or into or consolidate with or transfer assets to such Borrower and (iii) such Borrower or any of its Principal Subsidiaries may merge with or into or consolidate with or transfer assets to any other Person; provided that, in each case, immediately before and after giving effect thereto, no Event of Default or Unmatured Event of Default with respect to such Borrower shall have occurred and be continuing and (A) in the case of any such merger, consolidation or transfer of assets to which a Borrower is a party, either (x) such Borrower shall be the surviving entity or (y) the surviving entity shall be an Eligible Successor and shall have assumed all of the obligations of such Borrower under this Agreement and the Notes issued by such Borrower and the Facility LCs issued for the account of such Borrower pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, (B) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which any of its Principal Subsidiaries is a party, a Principal Subsidiary of such Borrower shall be the surviving entity and (C) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which a Material Subsidiary of Exelon is a party, a Material Subsidiary of Exelon shall be the surviving entity.

(c) Interest Coverage Ratio. Permit its Interest Coverage Ratio as of the last day of any fiscal quarter to be less than (i) in the case of Exelon, 2.65 to 1.0; (ii) in the case of ComEd, 2.25 to 1.0; (ii) in the case of PECO, 2.25 to 1.0; and (iv) in the case of Genco, 3.25 to 1.0.

(d) Continuation of Businesses. Engage in, or permit any of its Subsidiaries to engage in, any line of business which is material to Exelon and its Subsidiaries, taken as a whole, other than businesses engaged in by such Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof.

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(e) Capital Structure. In the case of Exelon, fail at any time to own, free and clear of all Liens, at least 95% of the issued and outstanding common shares or other common ownership interests of ComEd, 100% of the issued and outstanding common shares or other common ownership interests of PECO and 100% of the issued and outstanding membership interests of Genco (or, in any such case, of a holding company which owns, free and clear of all Liens, at least 95% of the issued and outstanding shares of common stock of ComEd, 100% of the issued and outstanding common shares or other common ownership interests of PECO or 100% of the issued and outstanding membership interests of Genco).

(f) Restrictive Agreements. In the case of Exelon, permit ComEd, Genco or PECO (or any holding company for any of the foregoing described in the parenthetical clause at the end of Section 5.02(e)) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such entity to declare or pay dividends to Exelon (or, if applicable, to its holding company), except for existing restrictions on (i) PECO relating to (A) the priority of payments on its subordinated debentures contained in the Indenture dated as of July 1, 1994 between PECO and Wachovia Bank, National Association (f/k/a First Union National Bank), as trustee, as amended and supplemented to the date hereof, or any other indenture that has terms substantially similar to such Indenture and that relates to the issuance of trust preferred securities, and (B) the priority payment of quarterly dividends on its preferred stock contained in its Amended and Restated Articles of Incorporation as in effect on the date hereof; and (ii) ComEd in connection with the securities described on its consolidated balance sheet for the six months ended June 30, 2003 as “Mandatorily Redeemable Preferred Securities” and any substantially similar securities issued after such date.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events shall occur and be continuing with respect to a Borrower (any such event an “Event of Default” with respect to such Borrower):

(a) Such Borrower shall fail to pay (i) any principal of any Advance to such Borrower when the same becomes due and payable, (ii) any Reimbursement Obligation of such Borrower within one Business Day after the same becomes due and payable or (iii) any interest on any Advance to such Borrower or any other amount payable by such Borrower under this Agreement or any Note issued by such Borrower within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by such Borrower herein or by such Borrower (or any of its officers) pursuant to the terms of this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) Such Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.02, Section 5.01(a)(vii) or Section 5.01(b)(i), in each case to the extent applicable to such Borrower, or (ii) any other term, covenant or agreement contained

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in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent (which notice shall be given by the Administrative Agent at the written request of any Lender); or

(d) Such Borrower or any Principal Subsidiary thereof shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding Sithe Project Debt, Nonrecourse Indebtedness, Transitional Funding Instruments and Debt hereunder) of such Borrower or such Principal Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, other than any acceleration of any Debt secured by equipment leases or fuel leases of such Borrower or a Principal Subsidiary thereof as a result of the occurrence of any event requiring a prepayment (whether or not characterized as such) thereunder, which prepayment will not result in a Material Adverse Change with respect to such Borrower; or

(e) Such Borrower or any Principal Subsidiary thereof (other than (i) a Special Purpose Subsidiary and (ii) so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower or any Principal Subsidiary thereof (other than (i) a Special Purpose Subsidiary and (ii) so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property,) shall occur; or such Borrower or any Principal Subsidiary thereof (other than (i) a Special Purpose Subsidiary and (ii) so long as such entity has no Debt other than Sithe Project Debt, any Sithe Entity) shall take any action to authorize or to consent to any of the actions set forth above in this Section 6.01(e); or

(f) One or more judgments or orders for the payment of money in an aggregate amount exceeding $50,000,000 (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) shall be rendered against such Borrower

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or any Principal Subsidiary thereof (other than, if applicable, any Sithe Entity) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Reportable Event that the Majority Lenders determine in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer a Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to such Borrower by the Administrative Agent; (ii) any Plan shall be terminated; (iii) a Trustee shall be appointed by an appropriate United States District Court to administer any Plan; (iv) the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or (v) any Borrower or any member of the Controlled Group withdraws from any Multiemployer Plan; provided that on the date of any event described in clauses (i) through (v) above, the Unfunded Liabilities of the applicable Plan exceed $20,000,000; or

(h) In the case of ComEd, Exelon (or a wholly owned Subsidiary of Exelon) shall fail to own, free and clear of all Liens, at least 95% of its issued and outstanding common shares or other common ownership interests;

(i) In the case of PECO, Exelon (or a wholly owned Subsidiary of Exelon) shall fail to own, free and clear of all Liens, 100% of its issued and outstanding common shares or other common ownership interests; or

(j) In the case of Genco, Exelon (or a wholly owned Subsidiary of Exelon) shall fail to own, free and clear of all Liens, 100% of the membership interests of Genco;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to such Borrower, (i) declare the respective Commitments of the Lenders to such Borrower and the commitment of the LC Issuer to issue Facility LCs for the account of such Borrower to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the outstanding principal amount of the Advances to such Borrower, all interest thereon and all other amounts payable under this Agreement by such Borrower (including all contingent LC Obligations) to be forthwith due and payable, whereupon the outstanding principal amount of such Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by such Borrower; provided that in the event of an Event of Default under Section 6.01(e), (A) the obligation of each Lender to make any Advance to such Borrower and the obligation of the LC Issuer to issue Facility LCs for the account of such Borrower shall automatically be terminated and (B) the outstanding principal amount of all Advances to such Borrower, all interest thereon and all other amounts payable by such Borrower hereunder (including all contingent LC Obligations of such Borrower) shall automatically and immediately become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by such Borrower.

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ARTICLE VII

THE AGENTS

SECTION 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by a Borrower pursuant to the terms of this Agreement.

SECTION 7.02 Agents’ Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their respective own gross negligence or willful misconduct. Without limiting the generality of the foregoing: (i) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) the Administrative Agent may consult with legal counsel (including counsel for a Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) the Administrative Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) the Administrative Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03 Agents and Affiliates. With respect to its Commitment, Advances and Notes, Bank One shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank One in its individual capacity. Bank One and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any subsidiary of any Borrower and any Person who may do business with or own securities of any Borrower or any such subsidiary, all as if it were not an Agent and without any duty to account therefor to the Lenders.

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SECTION 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05 Indemnification. The Lenders agree to indemnify each Agent (to the extent not reimbursed by a Borrower), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by any such Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse each such Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by a Borrower but for which such Agent is not reimbursed by such Borrower.

SECTION 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default or Unmatured Event of Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

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SECTION 7.07 Co-Documentation Agents, Syndication Agent and Co-Lead Arranger. The titles “Co-Documentation Agent,” “Syndication Agent” and “Co-Lead Arranger” are purely honorific, and no Person designated as a “Co-Documentation Agent,” the “Syndication Agent” or a “Co-Lead Arranger” shall have any duties or responsibilities in such capacity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of an amendment, the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is a Borrower or an Affiliate of a Borrower), do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders, increase any Borrower’s Sublimit to an amount greater than the amount specified in Section 2.04(c)(ii)(B) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer, in addition to the Lenders required above to take such action, affect the rights or duties of the LC Issuer under this Agreement.

SECTION 8.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to any Borrower, at 10 S. Dearborn, 37th Floor, Chicago, IL 60603, Attention: J. Barry Mitchell, Telecopy: (312) 394-5440; if to any Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 1 Bank One Plaza, Mail Suite IL1-0010, Chicago, Illinois 60670, Attention: Mr. Ron Cromey, Telecopy: (312) 385-7096 or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

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SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04 Costs and Expenses; Indemnification. (a) Each Borrower severally agrees to pay on demand all costs and expenses incurred by the Administrative Agent, the LC Issuer and the Co-Lead Arrangers in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including the reasonable fees, internal charges and out-of-pocket expenses of counsel (including in-house counsel) for the Administrative Agent, the LC Issuer and the Co-Lead Arrangers with respect thereto and with respect to advising the Administrative Agent, the LC Issuer and the Co-Lead Arrangers as to their respective rights and responsibilities under this Agreement, in each case to the extent attributable to such Borrower: it being understood that to the extent any such costs and expenses are not attributable to a particular Borrower, each Borrower shall pay its proportionate share thereof according to the Borrowers’ respective Sublimits at the time such costs and expenses were incurred. Each Borrower further severally agrees to pay on demand all costs and expenses, if any (including counsel fees and expenses of outside counsel and of internal counsel), incurred by the Agent, the LC Issuer or any Lender in connection with the collection and enforcement (whether through negotiations, legal proceedings or otherwise) of such Borrower’s obligations this Agreement, any Note issued by such Borrower and the other documents to be delivered by such Borrower hereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a), in each case to the extent attributable to such Borrower; it being understood that to the extent any such costs and expenses are not attributable to a particular Borrower, each Borrower shall pay its proportionate share thereof according to the Borrowers’ respective Sublimits at the time such costs and expenses were incurred.

(b) If any payment of principal of, or any conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to Section 2.09 or 2.12 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the applicable Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amount required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) Each Borrower hereby severally agrees to indemnify and hold each Lender, the LC Issuer, each Agent and each of their respective Affiliates, officers, directors and employees (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may pay or incur arising out of or relating to this Agreement, any Note issued by such Borrower or the

44

transactions contemplated hereby, or the use by such Borrowers or any of its Subsidiaries of the proceeds of any Advance to such Borrower, in each case to the extent such claims damages, losses, liabilities, costs or expenses are attributable to such Borrower, it being understood that to the extent any such claims, damages, losses, liabilities, costs or expenses are not attributable to a particular Borrower, each Borrower shall pay its proportionate share thereof according to the Borrowers’ respective Sublimits at the time such claims, damages, losses, liabilities, costs or expenses arose; provided that no Borrower shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from such Indemnified Person’s gross negligence or willful misconduct. Each Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing by such Borrower to the Lenders and the Administrative Agent under this Agreement and any Note issued by such Borrower and the termination of the Commitments to such Borrower. If and to the extent that the obligations of a Borrower under this Section 8.04(c) are unenforceable for any reason, such Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION 8.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default with respect to a Borrower and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances to such Borrower due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Note of such Borrower held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 8.06 Binding Effect. This Agreement shall become effective when counterparts hereof shall have been executed by the Borrowers and the Agents and when the Administrative Agent shall have been notified by each Lender that such Lender has executed a counterpart hereof and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agents and each Lender and their respective successors and assigns, provided that (except as permitted by Section 5.02(b)(iii)) no Borrower shall have the right to assign rights hereunder or any interest herein without the prior written consent of all Lenders.

SECTION 8.07 Assignments and Participations. (a) Each Lender may, with the prior written consent of Exelon, the LC Issuer and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), and if demanded by a Borrower pursuant to Section 8.07(g) shall to the extent required by such Section, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, its participation in Facility LCs and any Note or Notes held by it); provided that (i) each such assignment shall be of a constant, and not a

45

varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the Commitment Amount of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or, if less, the entire amount of such Lender’s Commitment, and shall be an integral multiple of $1,000,000 or such Lender’s entire Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (which shall be payable by one or more of the parties to the Assignment and Acceptance, and not by any Borrower, and shall not be payable if the assignee is a Federal Reserve Bank), and (v) the consent of Exelon shall not be required after the occurrence and during the continuance of any Event of Default. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (although an assigning Lender shall continue to be entitled to indemnification pursuant to Section 8.04(c)). Notwithstanding anything contained in this Section 8.07(a) to the contrary, (A) the consent of Exelon, the LC Issuer and the Administrative Agent shall not be required with respect to any assignment by any Lender to an Affiliate of such Lender or to another Lender and (B) any Lender may at any time, without the consent of Exelon, the LC Issuer or the Administrative Agent, and without any requirement to have an Assignment and Acceptance executed, assign all or any part of its rights under this Agreement and any Note to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from any of its obligations hereunder.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the

46

time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment Amount of, and principal amount of the Advances owing by each Borrower to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with all Notes, if any, subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e) Each Lender may sell participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it, its participation in Facility LCs and any Note or Notes held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any Note held by such Lender, other than any such amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Advance or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Advance or Commitment, extends any Commitment, releases any guarantor of any such Advance or releases any substantial portion of collateral, if any, securing any such Advance.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers

47

furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrowers received by it from such Lender (subject to customary exceptions regarding regulatory requirements, compliance with legal process and other requirements of law).

(g) If (i) any Lender shall make demand for payment under Section 2.11(a), 2.11(b) or 2.14, (ii) shall deliver any notice to the Administrative Agent pursuant to Section 2.12 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances or (iii) shall fail to consent to, or shall revoke its consent to, an extension of the scheduled Commitment Termination Date pursuant to Section 2.17, then (in the case of clause (i)) within 60 days after such demand (if, but only if, such payment demanded under Section 2.11(a), 2.11(b) or 2.14 has been made by the applicable Borrower), or (in the case of clause (ii)) within 60 days after such notice (if such suspension is still in effect), or (in the case of clause (iii)) no later than five days prior to the then effective scheduled Commitment Termination Date, as the case may be, the Borrowers may demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrowers and reasonably acceptable to the Administrative Agent all (but not less than all) of such Lender’s Commitment, the Advances owing to it and its participation in the Facility LCs within the next succeeding 30 days (in the case of clause (i) or clause (ii)), or within the next succeeding five days (in the case of clause (iii)). If any such Eligible Assignee designated by the Borrowers shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrowers shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment, Advances and participation in Facility LCs, then such Lender may (but shall not be required to) assign such Commitment and Advances to any other Eligible Assignee in accordance with this Section 8.07 during such period.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to any Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent

48

and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by such Borrower and Administrative Agent, neither of which consents shall be unreasonably withheld or delayed) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(h) may not be amended in any manner which adversely affects a Granting Bank or an SPC without the written consent of such Granting Bank or SPC.

SECTION 8.08 Governing Law. THIS AGREEMENT AND ALL NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

SECTION 8.09 Consent to Jurisdiction; Certain Waivers. (a) THE BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND ANY UNITED STATES DISTRICT COURT SITTING IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE AND THE BORROWERS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

SECTION 8.10 Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.11 Liability Several. No Borrower shall be liable for the obligations of any other Borrower hereunder.

[Remainder of the page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXELON CORPORATION

By:	/s/ J. BARRY MITCHELL

Name: Title:	J. Barry Mitchell Senior Vice President and Treasurer

COMMONWEALTH EDISON COMPANY

By:	/s/ J. BARRY MITCHELL

Name: Title:	J. Barry Mitchell Vice President and Treasurer

PECO ENERGY COMPANY

By:	/s/ J. BARRY MITCHELL

Name: Title:	J. Barry Mitchell Vice President and Treasurer

EXELON GENERATION COMPANY, LLC

By:	/s/ J. BARRY MITCHELL

Name: Title:	J. Barry Mitchell Vice President and Treasurer

364-Day Credit Agreement

THE LENDERS

BANK ONE, NA (Main Office Chicago), as Administrative Agent, as LC Issuer and as a Lender

By:	/s/ JANE BEK KEIL

Name: Title:	Jane Bek Keil Director

364-Day Credit Agreement

BARCLAYS BANK PLC, As Syndication Agent and as a Lender

By:	/s/ SYDNEY G. DENNIS

Name: Title:	Sydney G. Dennis Director

364-Day Credit Agreement

CITIBANK, N.A., as Co-Documentation Agent and as a Lender

By:	/s/ JOHN S. KING

Name: Title:	John S. King VP

364-Day Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ LAWRENCE P. SULLIVAN

Name: Title:	Lawrence P. Sullivan Vice President

364-Day Credit Agreement

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Co-Documentation Agent and as a Lender

By:	/s/ Illegible

Name: Title:	Illegible Director

By:	/s/ BRIAN SCHNEIDER

Name: Title:	Brian Schneider Vice President

364-Day Credit Agreement

ABN AMRO BANK, N.V. as a Lender

By:	/s/ MARK R. LASEK

Name: Title:	Mark R. Lasek Senior Vice President

By:	/s/ FRANK T. J. VAN DEUR

Name: Title:	Frank T. J. Van Deur Vice President

364-Day Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Illegible

Name: Title:	Illegible Principal

364-Day Credit Agreement

JPMORGAN CHASE BANK, as a Lender

By:	/s/ MICHAEL J. DEFORGE

Name: Title:	Michael J. DeForge Vice President

364-Day Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ SHERRIE T. MANSON

Name: Title:	Sherrie T. Manson Vice President

364-Day Credit Agreement

LEHMAN BROTHERS BANK, FSB, as a Lender

By:	/s/ GARY T. TAYLOR

Name: Title:	Gary T. Taylor Vice President

364-Day Credit Agreement

MORGAN STANLEY BANK, as a Lender

By:	/s/ Illegible

Name: Title:	Illegible Vice President Morgan Stanley Bank

364-Day Credit Agreement

BNP PARIBAS, as a Lender

By:	/s/ FRANCIS DE LANEY

Name:	Francis De Laney
Title:	Director

By:	/s/ MARK RENAUD

Name:	Mark Renaud
Title:	Managing Director

364-Day Credit Agreement

MERRIL LYNCH BANK USA, as a Lender

By:	/s/ LOUIS ALDER

Name:	Louis Alder
Title:	Vice President

364-Day Credit Agreement

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ JAMES R. TRIMBLE

Name:	JAMES R. TRIMBLE
Title:	MANAGING DIRECTOR

364-Day Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Illegible

Name:	Illegible
Title:	Illegible

By:	/s/ Illegible

Name:	Illegible
Title:	Associate Director Banking Products Services US

364-Day Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Illegible

Name:	Illegible
Title:	Second Vice President

364-Day Credit Agreement

MELLON BANK N.A., as a Lender

By:	/s/ SCOTT HENNESSEE

Name:	Scott Hennessee
Title:	Vice President

364-Day Credit Agreement

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ SARAH WU	/s/ JAY CHALL

Name:	SARAH WU	Jay Chall
Title:	VICE PRESIDENT	Director

364-Day Credit Agreement

THE BANK OF NEW YORK, as a Lender

By:	/s/ CYNTHIA D. HOWELLS

Name:	Cynthia D. Howells
Title:	Vice President

364-Day Credit Agreement

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ JUN SHIMMACHI

Name:	Jun Shimmachi
Title:	Vice President

364-Day Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ R. MICHAEL NEWTON

Name:	R. Michael Newton
Title:	Vice President

364-Day Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ CHARLES W. REED

Name:	Charles W. Reed
Title:	Vice President

By:	/s/ MARY D. FALCK

Name:	Mary D. Falck
Title:	Senior Vice President

364-Day Credit Agreement

FIFTH THIRD BANK (Chicago), a Michigan Banking Corporation, as a Lender

By:	/s/ Illegible

Name:	Illegible
Title:	Corporate Banking Officer

364-Day Credit Agreement

SCHEDULE I

PRICING SCHEDULE

The “Applicable Margin,” the “Facility Fee Rate,” the “Utilization Fee Rate” and the “LC Fee Rate” for any day are the respective percentages set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Applicable Margin and LC Fee Rate prior to Commitment Termination Date	Applicable Margin and LC Fee Rate beginning on Commitment Termination Date	Facility Fee Rate	Utilization Fee Rate
Level I	0.550%	0.900%	0.100%	0.100%
Level II	0.625%	1.000%	0.125%	0.125%
Level III	0.725%	1.100%	0.150%	0.125%
Level IV	0.925%	1.425%	0.200%	0.250%
Level V	1.250%	1.750%	0.250%	0.500%

As shown in the table above, the Applicable Margin and the LC Fee Rate will increase on the Commitment Termination Date by 0.35% for Level 1 Status, 0.375% for Level 2 Status and Level 3 Status and 0.50% for Level 4 and Level 5 Status.

The Applicable Margin, the Facility Fee Rate, the Utilization Fee Rate and the LC Fee Rate shall be determined separately for each Borrower in accordance with the table above based on the Status for such Borrower. The Status in effect for any Borrower on any date for the purposes of this Pricing Schedule is based on the Moody’s Rating and S&P Rating in effect at the close of business on such date.

For the purposes of the foregoing (but subject to the final paragraph of this Pricing Schedule):

“Level I Status” exists at any date for a Borrower if, on such date, such Borrower’s Moody’s Rating is A3 or better or such Borrower’s S&P Rating is A- or better.

“Level II Status” exists at any date for a Borrower if, on such date, (i) Level I Status does not exist for such Borrower and (ii) such Borrower’s Moody’s Rating is Baa1 or better or such Borrower’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date for a Borrower if, on such date, (i) neither Level I Status nor Level II Status exists for such Borrower and (ii) such Borrower’s Moody’s Rating is Baa2 or better or such Borrower’s S&P Rating is BBB or better.

I-1

“Level IV Status” exists at any date if, on such date, (i) none of Level I Status, Level II Status or Level III Status exists for such Borrower and (ii) such Borrower’s Moody’s Rating is Baa3 or better or such Borrower’s S&P Rating is BBB- or better.

“Level V Status” exists at any date for a Borrower if, on such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists for such Borrower.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

If the S&P Rating and the Moody’s Rating for a Borrower create a split-rated situation and the ratings differential is one level, the higher rating will apply. If the differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the two intermediate ratings will apply. If a Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist for such Borrower.

I-2

SCHEDULE II

COMMITMENTS

LENDER	COMMITMENT

Bank One, NA	$46,000,000

Barclays Bank PLC	$46,000,000

Wachovia Bank, National Association	$43,750,000

Dresdner Bank, AG New York and Grand Cayman Branches	$43,750,000

Citibank, N.A.	$43,750,000

ABN AMRO Bank, N.V.	$43,750,000

Bank of America, N.A.	$37,000,000

BNP Paribas	$37,000,000

JPMorgan Chase Bank	$37,000,000

KeyBank National Association	$37,000,000

Lehman Brothers Bank, FSB	$37,000,000

Merrill Lynch Bank USA	$37,000,000

Morgan Stanley Bank	$37,000,000

The Bank of Nova Scotia	$37,000,000

UBS Loan Finance LLC	$37,000,000

Credit Suisse First Boston	$27,500,000

Mellon Bank, N.A.	$22,500,000

The Bank of New York	$22,500,000

The Northern Trust Company	$22,500,000

Mizuho Corporate Bank, Ltd.	$15,000,000

U.S. Bank National Association	$15,000,000

Wells Fargo Bank, N.A.	$15,000,000

Fifth Third Bank	$10,000,000

TOTAL	$750,000,000

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EXHIBIT A

FORM OF NOTE

Dated: [             ], 20

FOR VALUE RECEIVED, the undersigned,                             , a                              (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”), for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below) on the Maturity Date, the aggregate principal amount of all outstanding Advances made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower further promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Bank One, NA, as Administrative Agent, at 1 Bank One Plaza, Chicago, Illinois 60670, in immediately available funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, at the Lender’s option, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of October 31, 2003 among the Borrower, [Exelon Corporation, Commonwealth Edison Company, PECO Energy Company, Exelon Generation Company, LLC], various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Lender’s Pro Rata Share of the Borrower’s Sublimit at such time and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA

[EXELON CORPORATION] [PECO ENERGY COMPANY] [COMMONWEALTH EDISON COMPANY] [EXELON GENERATION COMPANY, LLC]

[By	]

[Name:] [Title:]

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Principal Paid or Prepaid	Amount of Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF NOTICE OF BORROWING

Bank One, NA, as Administrative Agent

for the Lenders parties to the Credit Agreement referred to below

1 Bank One Plaza

Chicago, Illinois 60670

[Date]

Attention: Utilities Department

North American Finance Group

Ladies and Gentlemen:

The undersigned, [Exelon Corporation] [PECO Energy Company] [Commonwealth Edison Company] [Exelon Generation Company, LLC], refers to the 364-Day Credit Agreement, dated as of October 31, 2003, among Exelon Corporation, PECO Energy Company, Commonwealth Edison Company, Exelon Generation Company, LLC, various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement that the undersigned requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is             , 20    .

(ii) The Type of Advances to be made in connection with the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $                    .

(iv) The Interest Period for each Advance made as part of the Proposed Borrowing is [         month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties of the undersigned contained in Section 4.01 of the Credit Agreement (excluding, if the proceeds of the Proposed Borrowing will be used exclusively to repay commercial paper issued by the undersigned, the representations and warranties set forth in Section 4.01(e) and the first

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sentence of Section 4.01(f) of the Credit Agreement) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or Unmatured Event of Default; and

(C) after giving effect to the Proposed Borrowing, the undersigned will not have exceeded any limitation on its ability to incur indebtedness (including any limitation imposed by any governmental or regulatory authority).

Very truly yours,

[EXELON CORPORATION] [PECO ENERGY COMPANY] [COMMONWEALTH EDISON COMPANY] [EXELON GENERATION COMPANY, LLC]

[By ]

[Name:]
[Title:]

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EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated                 , 20

Reference is made to the 364-Day Credit Agreement dated as of October 31, 2003 among Exelon Corporation, PECO Energy Company, Commonwealth Edison Company, Exelon Generation Company, LLC (together the “Borrowers”), various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.

                 (the “Assignor”) and                  (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the Pro Rata Share specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, a corresponding interest in the Assignor’s Commitment, the Advances owing to the Assignor, the Assignor’s interest in Facility LCs and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment Amount will be as set forth in Section 2 of Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger, the LC Issuer, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) confirms that none of the consideration used to make the purchase being made by the Assignee hereunder are “plan assets” as defined under ERISA; and the rights and interests of the Assignee in and under the Credit Agreement will not be “plan assets” under ERISA; [and] (vii) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [;and (viii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that it is exempt from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Notes].1

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance by Exelon (if required), the LC Issuer and the Administrative Agent and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the date of recording thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

5. Upon such recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

[1]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By

Name:
Title:

[NAME OF ASSIGNEE]

By

Name:
Title:

Domestic Lending Office (and address for notices): [Address]

Eurodollar Lending Office: [Address]

[Consented to this day of , 20 ]

EXELON CORPORATION

By

Name:
Title:

Consented to and Accepted this day of , 20 BANK ONE, NA, as Administrative Agent and LC Issuer

By

Name:
Title:

Schedule 1

to

Assignment and Acceptance

Dated             , 20

Section 1.

Pro Rata Share:	%

Section 2.

Assignee’s Commitment Amount after giving effect hereto:	$

Section 3.

Effective Date[2]:	, 20

[2]	This date should be no earlier than the date of recording by the Administrative Agent.

EXHIBIT D - 1

FORM OF OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL

October 31, 2003

To each of the Agents and the Lenders which is a party

to the Credit Agreement, dated as of October 31,

2003, among Exelon Corporation, Commonwealth

Edison Company, PECO Energy Company and Exelon

Generation Company, LLC, as Borrowers, the various

financial institutions named therein, as Lenders and

Bank One, NA, as Administrative Agent

Re:	$750,000,000 364-Day Credit Agreement

Ladies and Gentlemen:

This opinion letter is furnished to you pursuant to Section 3.01(v) of the $750,000,000 364-Day Credit Agreement, dated as of October 31, 2003 (the “Agreement”), among Exelon Corporation (“Exelon”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”) and Exelon Generation Company, LLC (“Genco”), as Borrowers, the various financial institutions named therein, as Lenders and Bank One, NA, as Administrative Agent. Unless otherwise specified, terms defined in the Agreement are used herein as therein defined.

We have acted as special counsel for Exelon, Genco and PECO (collectively, the “Pennsylvania Borrowers”) in connection with the preparation, execution and delivery of the Agreement and as local counsel for ComEd with respect to certain matters of Pennsylvania law relating to the Agreement. In that capacity, we have examined the following:

(i) The Agreement, the Notes executed by Exelon (the “Exelon Notes”), the Notes executed by PECO (the “PECO Notes”), the Notes executed by Genco (the “Genco Notes”) and the Notes executed by ComEd (the “ComEd Notes” and, together with the Exelon Notes, the PECO Notes and the Genco Notes, the “Notes”);

(ii) The documents furnished by each of the Pennsylvania Borrowers pursuant to Section 3.01 of the Agreement;

(iii) The Articles of Incorporation of each of Exelon and PECO and all amendments thereto (in each case, its “Charter”);

(iv) The by-laws of each of Exelon and PECO and all amendments thereto (in each case, its “By-laws”);

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(v) The Operating Agreement of Genco and all amendments thereto (the “Operating Agreement”);

(vi) A certificate from the Secretary of State of the Commonwealth of Pennsylvania dated October 29, 2003 certifying as to the subsistence of Exelon in Pennsylvania;

(vii) A certificate from the Secretary of State of the Commonwealth of Pennsylvania dated October 29, 2003 certifying as to the subsistence of PECO in Pennsylvania; and

(viii) A certificate from the Secretary of State of the Commonwealth of Pennsylvania dated October 29, 2003 certifying as to the subsistence of Genco in Pennsylvania;

We have also examined, and relied upon the accuracy of factual matters contained in, originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or organizational records of the Pennsylvania Borrowers, certificates or comparable documents of public officials and of officers of the Pennsylvania Borrowers, and such other agreements, instruments and documents and have made such examinations of law as we have deemed necessary in connection with the opinions set forth below.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies. We have made no independent factual investigation other than as described above, and as to other factual matters, we have relied exclusively on the facts stated in the representations and warranties contained in the Agreement and the Exhibits and Schedules to the Agreement (other than representations and warranties constituting conclusions of law on matters on which we opine). We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

When an opinion or confirmation is given to our knowledge or with reference to matters of which we are aware or which are known to us, or with another similar qualification, the relevant knowledge or awareness is limited to the actual contemporaneous knowledge or awareness of facts, without investigation, by the lawyer who is the current primary contact for each of the Pennsylvania Borrowers and the individual lawyers in this firm who have participated in the specific transaction to which this opinion letter relates.

We have also assumed, without verification, (i) that the parties to the Agreement and the other agreements, instruments and documents executed in connection therewith, other than the Borrowers, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Agreement and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties other than the Borrowers of the Agreement and such other agreements, instruments and documents, (iii) that the Agreement and such other agreements, instruments and documents constitute legal, valid and binding obligations of each such party other than the Borrowers, enforceable against each such other party in accordance with their

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respective terms and (iv) the amount of a Borrower’s borrowings outstanding under the Agreement and the $750,000,000 Three-Year Credit Agreement being entered into by the Borrower concurrently with this Agreement will not exceed the amount such Borrower is authorized to borrow under any approval referred to in Paragraphs 4 and 8 below.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1. Each of Exelon and PECO is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. Genco is a limited liability company duly formed and presently subsisting under the laws of the Commonwealth of Pennsylvania.

2. The execution and delivery, and the performance of the obligations thereunder, by the Pennsylvania Borrowers of the Agreement and the applicable Notes (a) are within the Pennsylvania Borrowers’ corporate or limited liability company powers, (b) have been duly authorized by all necessary corporate and limited liability company action of each of the Pennsylvania Borrowers, (c) do not contravene (i) the Charter, By-laws or the Operating Agreement, as the case may be, of each of the Pennsylvania Borrowers, (ii) any law of the United States or the Commonwealth of Pennsylvania or (iii) to our knowledge, any agreement or instrument to which any of the Pennsylvania Borrowers is a party or by which any of the Pennsylvania Borrowers is bound and (d) to our knowledge, do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of the Pennsylvania Borrowers’ properties under such agreements or instruments.

3. The execution, delivery and performance by ComEd of the Agreement and the ComEd Notes do not contravene any law of the Commonwealth of Pennsylvania.

4. No consent or approval of, or notice to or filing with, any federal or state regulatory authority of the United States or the Commonwealth of Pennsylvania is required by the Pennsylvania Borrowers in connection with the execution or delivery by the Pennsylvania Borrowers of the Agreement or the applicable Notes, except for, in the case of Exelon and Genco, the authorization of the U.S. Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 and, in the case of PECO, approval from the Public Utility Commission of the Commonwealth of Pennsylvania, which authorization and approval have been received and are in full force and effect.

5. The Agreement and the Exelon Notes have been duly executed and delivered by Exelon, and the Agreement and the Exelon Notes constitute the legal, valid

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and binding obligations of Exelon, enforceable against Exelon in accordance with their respective terms.

6. The Agreement and the PECO Notes have been duly executed and delivered by PECO, and the Agreement and the PECO Notes constitute the legal, valid and binding obligations of PECO, enforceable against PECO in accordance with their respective terms.

7. The Agreement and the Genco Notes have been duly executed and delivered by Genco, and the Agreement and the Genco Notes constitute the legal, valid and binding obligations of Genco, enforceable against Genco in accordance with their respective terms.

8. Assuming that the execution, delivery and performance of the Agreement and the ComEd Notes are within ComEd’s corporate power and the Agreement and the ComEd Notes have been duly authorized, executed and delivered by ComEd after receipt of all required governmental and regulatory approvals, the Agreement and the ComEd Notes constitute the legal, valid and binding obligations of ComEd, enforceable against ComEd in accordance with their respective terms.

9. None of the Pennsylvania Borrowers is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

We do not have knowledge, after inquiry of each lawyer in this firm who is the current primary contact for the Borrowers or who has devoted substantive attention to matters on behalf of the Borrowers during the preceding twelve months and who is still currently employed by or a member of this firm, except as disclosed in Exelon’s Annual Report on Form 10-K for the year ended December 31, 2002 or Exelon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, no litigation or governmental proceeding is pending or threatened in writing against any Borrower (i) with respect to the Agreement or the Notes, or (ii) which is likely to have a material adverse effect upon the financial condition, business, properties or prospects of any Borrower and its subsidiaries taken as a whole.

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The foregoing opinions are subject to the following exceptions, limitations and qualification:

(a) Our opinions are subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

(b) We draw your attention to the provisions of Section 911(b) of the Pennsylvania Crimes Code (the “Crimes Code”), 18 Pa. C.S.§ 911(b), in connection with the fact that the Advances bear floating rates of interest. Section 911(b) of the Crimes Codes makes it unlawful to use or invest income derived from a pattern of “racketeering activity” in the establishment or operation of any enterprise. “Racketeering activity,” as defined in the Crimes Code, includes the collection of money or other property in full or partial satisfaction of a debt which arose as the result of the lending of money or other property at a rate of interest exceeding 25% per annum where not otherwise authorized by law.

(c) We express no opinion as to the application or requirements of federal or state securities (except with respect to the opinion in paragraph 9), patent, trademark, copyright, antitrust and unfair competition, pension or employee benefit, labor, environmental health and safety or tax laws in respect of the transactions contemplated by or referred to in the Agreement.

(d) We express no opinion as to the validity or enforceability of any provision of the Agreement or the Notes which (i) permits the Lenders to increase the rate of interest or to collect a late charge in the event of delinquency or default to the extent deemed to be penalties or forfeitures; (ii) purports to be a waiver by any Borrower of any right or benefit except to the extent permitted by applicable law; (iii) purports to require that waivers must be in writing to the extent that an oral agreement or implied agreement by trade practice or course of conduct modifying provisions of the Agreement or the Notes has been made; (iv) purports to exculpate any party from its own negligent acts; or (v) purports to authorize any Participant to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by such Participant to or for the account of any Borrower. qualifications:

We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania and the federal law of the United States.

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A copy of this opinion may be delivered by you to each financial institution that may become a Lender under the Agreement, and such persons may rely on this opinion as if it were addressed to them and had been delivered to them on the date hereof. This opinion may be relied on by you and such persons to whom you may deliver copies as provided in the preceding sentence only in connection with the consummation of the transactions described herein and may not be used or relied upon by you or any other person for any other purpose, without in each instance our prior written consent.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

BALLARD SPAHR ANDREWS & INGERSOLL

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EXHIBIT D-2

FORM OF OPINION OF SIDLEY AUSTIN BROWN & WOOD LLP

October 31, 2003

To each of the Agents and Lenders party to the 364-Day

Credit Agreement dated as of October 31, 2003 among

Exelon Corporation, Commonwealth Edison Company,

PECO Energy Company and Exelon Generation

Company, LLC, as Borrowers, the various financial

institutions named therein, as Lenders, and Bank One,

NA, as Administrative Agent

Ladies and Gentlemen:

We have been asked to furnish this letter to you pursuant to Section 3.01(b)(v) of the 364-Day Credit Agreement dated as of October 31, 2003 (the “Credit Agreement”) among Exelon Corporation (“Exelon”), Commonwealth Edison Company (“ComEd”), PECO Energy Company (“PECO”) and Exelon Generation Company, LLC (“Genco”), as Borrowers, various financial institutions, as Lenders, and Bank One, NA, as Administrative Agent. Unless otherwise defined in this letter, capitalized terms defined in the Credit Agreement are used herein as therein defined.

We have acted as special Illinois counsel to ComEd in connection with the execution and delivery of the Credit Agreement and the Notes executed and delivered by ComEd (the “ComEd Notes”). In that capacity, we have examined:

(i) the Credit Agreement;

(ii) the ComEd Notes;

(iii) the Restated Articles of Incorporation of ComEd and all amendments thereto (the “ComEd Charter”); and

(iv) the by-laws of ComEd and all amendments thereto (the “ComEd By-Laws”).

We are familiar with the corporate proceedings taken by ComEd in connection with the Credit Agreement and the transactions contemplated thereby. For purposes of expressing the opinions expressed in this letter, we have relied, as to various questions of fact material thereto, upon the representations made by ComEd in the Credit Agreement and upon certificates of officers of ComEd. We have also examined originals, or copies of originals certified to our satisfaction, of such corporate records of ComEd and such agreements, documents, certificates and other statements of government officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this letter. We have

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assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. We have also assumed that the amount of ComEd’s borrowings outstanding under the Credit Agreement and the Three Year Credit Agreement dated as of October 31, 2003 among Exelon, ComEd, PECO and Genco, as Borrowers, various financial institutions, as Lenders, and Bank One, NA, as Administrative Agent, will not exceed the amount that ComEd is authorized to borrow under any approval referred to in paragraph 5. With respect to any instrument or agreement executed or to be executed by any party other than ComEd, we have assumed, to the extent relevant to the opinions set forth herein, that (i) such other party (if not a natural person) has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization and (ii) such other party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by, and is a valid, binding and enforceable agreement or obligation, as the case may be, of, such other party.

Based upon the foregoing and subject to the qualifications and limitations stated below, it is our opinion that:

1. ComEd is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

2. The execution and delivery by ComEd of, and performance by ComEd of its obligations under, the Credit Agreement and the ComEd Notes are within its corporate powers, have been duly authorized by all necessary corporate action, and do not (a) violate any provision of the ComEd Charter, the ComEd By-laws or any law, rule or regulation known to us to be customarily applicable to transactions of the nature contemplated by the Credit Agreement or the ComEd Notes or (b) to our knowledge, breach, constitute a default under or otherwise violate any agreement or instrument to which ComEd is a party or by which it or its properties are bound; and such execution, delivery and performance do not, to our knowledge, result in or require the creation of any lien, security interest or encumbrance on or in any of ComEd’s properties.

3. The Credit Agreement and the ComEd Notes have been duly executed and delivered by ComEd.

4. The Credit Agreement and the ComEd Notes are, to the extent that the laws of the State of Illinois or the federal laws of the United States are applicable to the enforcement of ComEd’s obligations thereunder, legal, valid and binding obligations of ComEd, enforceable against ComEd in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws of general applicability relating to or affecting the enforceability of creditors’

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rights generally, and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body of the United States or the State of Illinois is required for the due execution and delivery by ComEd of, and performance by ComEd of its obligations under, the Credit Agreement and the ComEd Notes, except for (i) the authorization of the U.S. Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, which authorization has been received, and (ii) the approval of the Illinois Commerce Commission under the Illinois Public Utilities Act, as amended, which approval has been received.

6. ComEd is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (“Investment Company Act”).

We confirm to you that, to our knowledge, after inquiry of each lawyer in this firm who currently has supervisory responsibility for matters handled by this firm on behalf of ComEd, except as disclosed in ComEd’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003, there is no pending or overtly threatened action or proceeding to which ComEd or any of its Subsidiaries is a party before any court, governmental agency or arbitrator that relates to the Credit Agreement or the ComEd Notes or that could reasonably be expected to affect materially and adversely ComEd’s performance of its obligations under the Credit Agreement or the ComEd Notes.

The opinion as to enforceability set forth in paragraph 4 above is subject to the qualification that the enforceability of ComEd’s obligations under the Credit Agreement and the ComEd Notes is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Such principles of equity are of general application and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants. Such principles would include an expectation that parties act with reasonableness and in good faith, and might be applied, for example, to provisions which purport to grant a party with the authority to exercise sole discretion or make conclusive determinations. We note further, that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the rights of parties seeking to obtain indemnification.

With respect to our opinion in paragraph 6 above that ComEd is not an “investment company” within the meaning of the Investment Company Act, we have relied exclusively, as to all factual matters, on a certificate, dated as of the date of this letter (the “Certificate”), of J. Barry Mitchell, Vice President and Treasurer of ComEd (the “ Executing Officer”). We note that, for purposes of determining whether a particular entity is an “investment company” within the meaning of the Investment Company Act, it is necessary to examine the “value” of the assets of such entity within

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the meaning of Section 2(a)(41)(A) of the Investment Company Act. Section 2(a)(41)(A)(ii) of the Investment Company Act provides that the “value” of certain assets held by an entity shall be the “fair value” of such assets as determined in good faith by such entity’s board of directors (or similar governing body). Although the Certificate makes certain certifications regarding the value of the assets of ComEd and certain of its subsidiaries, the Executing Officer did not request the Board of Directors of ComEd or of any of such subsidiaries to determine the value of any assets required to be valued at “fair value” pursuant to Section 2(a)(41)(A)(ii), but obtained values from other sources he deemed to be reliable. We have assumed, however, with your permission, that all assets of ComEd and its subsidiaries that are required to be valued at “fair value” pursuant to Section 2(a)(41)(A)(ii) of the Investment Company Act by the Board of Directors of ComEd or of the relevant subsidiary, as the case may be, would have been valued at the same values ascribed to such assets in the Certificate had the Board of Directors of ComEd or of the relevant subsidiary determined the “fair value” thereof pursuant to said section.

We express no opinion as to the enforceability of provisions of the Credit Agreement that (a) attempt to exculpate other parties from liability for future actions, inactions or practices, (b) purport to establish evidentiary standards, (c) purport to confer subject matter jurisdiction on any court or fix venue, (d) relate to severability or separability, (f) relate to payment without set-off or that otherwise purport to make obligations of, or determinations by, any party unconditional and absolute or (g) constitute agreements to agree. We also express no opinion as to the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing.

Any opinion or statement herein which is expressed to be “to our knowledge” or is otherwise qualified by words of like import means that the lawyers in this firm who have had an involvement in reviewing the Credit Agreement and the ComEd Notes have no current conscious awareness of any facts or information contrary to such opinion or statement.

This letter is limited to the federal laws of the United States of America and the laws of the State of Illinois. We note that the Credit Agreement and each of the ComEd Notes provides that it is to be governed by the laws of the Commonwealth of Pennsylvania. We express no opinion as to (i) Exelon, PECO or Genco or (ii) the enforceability under the laws of the Commonwealth of Pennsylvania of ComEd’s obligations under the Credit Agreement or the ComEd Notes. With respect to these matters, we understand you are relying upon the opinion of Ballard Spahr Andrews & Ingersoll LLP, special counsel to Exelon, PECO and Genco and special Pennsylvania counsel to ComEd.

This letter is being delivered solely for the benefit of the persons to whom it is addressed; accordingly, it may not be relied upon by any other person or otherwise circulated or utilized for any purpose without our written consent, except that Ballard Spahr Andrews & Ingersoll LLP may rely upon the opinions expressed in paragraphs 1 through 3 (inclusive) in rendering their opinion to you of even date herewith. This letter may not be quoted or filed with any governmental authority or other regulatory agency (except to the extent required by law). We assume no obligation to update or supplement the opinions expressed herein to reflect any facts or circumstances which may hereafter

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come to our attention with respect to such opinions, including any changes in applicable law which may hereafter occur.

Very truly yours,

SIDLEY AUSTIN BROWN & WOOD LLP

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EXHIBIT E

FORM OF ANNUAL AND QUARTERLY COMPLIANCE CERTIFICATE

                                    , 20

Pursuant to the 364-Day Credit Agreement, dated as of October 31, 2003, among Exelon Corporation (“Exelon”), PECO Energy Company (“PECO”), Commonwealth Edison Company (“ComEd”), Exelon Generation Company, LLC (“Genco”), various financial institutions and Bank One, NA, as Administrative Agent (as amended, modified or supplemented from time to time, the “Credit Agreement”), the undersigned, being                      of [Exelon] [PECO] [ComEd] [Genco] (the “Borrower”), hereby certifies on behalf of the Borrower as follows:

1. Delivered herewith are the financial statements prepared pursuant to Section 5.01(b)[(ii)/(iii)] of the Credit Agreement for the fiscal                  ended                                     , 20        . All such financial statements comply with the applicable requirements of the Credit Agreement.

2. Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish the Borrower’s compliance with the provisions of Section 5.02(c) of the Credit Agreement as of the end of the fiscal period referred to in paragraph 1 above.

3. (Check one and only one:)

☐	No Event of Default or Unmatured Event of Default has occurred and is continuing.

☐	An Event of Default or Unmatured Event of Default has occurred and is continuing, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Event of Default or Unmatured Event of Default as well as any and all actions with respect thereto taken or contemplated to be taken by the Borrower.

4. The undersigned has personally reviewed the Credit Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.

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5. Capitalized terms used in this certificate and not otherwise defined shall have the meanings given in the Credit Agreement.

[EXELON CORPORATION] [PECO ENERGY COMPANY] [COMMONWEALTH EDISON COMPANY] [EXELON GENERATION COMPANY, LLC]

By

Name:

Title:

Date:

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